                                  EXHIBIT 99.2


                  FORM OF PROXY CARD FOR THE SPECIAL MEETING OF
                           SHAREHOLDERS OF REGISTRANT

                           FIRST STERLING BANKS, INC.
                              1200 BARRETT PARKWAY
                             KENNESAW, GEORGIA 30144


       PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS - MARCH 16, 1999

  (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST STERLING BANKS,
                                      INC.)


      The undersigned shareholder of First Sterling Banks, Inc. hereby appoints Edward C. Milligan, P. Harris Hines and Harry L. Hudson, Jr. and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of the Shareholders of First Sterling to be held in Kennesaw Georgia, on March 16, 1999, at 8:30 a.m., local time, or at any adjournment thereof:

      (1) PROPOSAL TO MERGE GEORGIA BANCSHARES, INC. INTO FIRST STERLING BANKS, INC.

      FOR / / AGAINST / / ABSTAIN / / with respect to the approval of that certain Merger Agreement between Georgia Bancshares, Inc. and First Sterling, pursuant to which Georgia Bancshares will be merged into First Sterling and the issuance of up to 1,465,570 shares of First Sterling stock to Georgia Bancshares shareholders in exchange for their Georgia Bancshares stock as described in more detail in the Joint Proxy Statement/Prospectus dated February 9, 1999.

      (2)   PROPOSAL TO PERMIT FURTHER SOLICITATION OF PROXIES

      FOR / / AGAINST / / ABSTAIN / / with respect to adjournment of the Special Meeting to a later date if necessary to permit further solicitation of proxies in order to obtain a quorum or to obtain sufficient votes to approve the Merger Agreement and the transactions described in the Merger Agreement; and

      (3) In their discretion, upon such other matters as may properly come before the Special Meeting of Shareholders or any adjournment or adjournments thereof.

      The Proxy will be voted as directed. If no direction is given, the Proxy will be voted FOR Proposal (1).

                                                 ------------------------------
                                                 (Print Name)

Dated:                         , 1999.           ------------------------------
     --------------------------                  (Signature(s) of Shareholder)

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.